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Exhibit 99.1

PART I

Item 1. Business

Overview

Constellation Energy is an energy company that includes a generation business (Generation), a customer supply business (NewEnergy), and BGE, a regulated electric and gas public utility in central Maryland. References in this report to "we" and "our" are to Constellation Energy and its subsidiaries, collectively. References in this report to the "regulated business(es)" are to BGE.

        Our Generation business develops, owns, owns interests in, and operates electric generation facilities located in various regions of the United States and a fuel processing facility. This business also includes an operation that manages certain contractually owned physical assets, including generating facilities and owns interests in joint ventures that develop, own, and operate nuclear generating facilities.

        Our NewEnergy business is primarily a competitive provider of energy-related products and services for a variety of customers and focuses on serving the energy and capacity requirements (load-serving) of, and providing other energy products and risk management services for, various customers. This business also manages our upstream natural gas activities, designs, constructs, and operates renewable energy, heating, cooling, and cogeneration facilities and provides home improvements, sales of electric and gas appliances, and servicing of heating, air conditioning, plumbing, electrical, and indoor air quality systems.

        BGE is a regulated electric transmission and distribution utility company and a regulated gas distribution utility company with a service territory that covers the City of Baltimore and all or part of 10 counties in central Maryland. BGE was incorporated in Maryland in 1906.

        On November 6, 2009, we completed the sale of a 49.99% membership interest in Constellation Energy Nuclear Group LLC and affiliates (CENG), our nuclear generation and operation business, to EDF Group and affiliates (EDF) for total consideration of approximately $4.7 billion ($4.5 billion at close plus expense reimbursements). Our remaining 50.01% investment in CENG is an integral part of our Generation business.

        In connection with closing the transaction with EDF, we and EDF agreed to comply with certain conditions contained in an order from the Maryland Public Service Commission (Maryland PSC). We discuss these conditions in detail in Item 7. Management's Discussion and Analysis—Business Environment—Regulation—Maryland.

        Prior to 2009, our NewEnergy business included significant trading operations and an international commodities operation and grew rapidly. As that business grew, so too did its need for capital, particularly to fund the business' collateral requirements. We had previously met these collateral requirements through the use of cash and lines of credit, and we believed that we could meet any unexpected short-term capital needs by maintaining a significant amount of available liquidity, primarily from our unused credit facilities. Furthermore, by maintaining an investment grade credit rating, we believed we would continue to be able to access the capital markets if additional liquidity needs arose.

        Therefore, as a capital- and asset-intensive business, Constellation Energy was significantly impacted by the events in the financial and credit markets during 2008. To address the liquidity issues arising from the credit and market events of 2008, we explored a series of strategic initiatives to improve our liquidity and reduce our business risk. During 2009, we completed transactions to sell our international commodities operation, our gas trading operation, our shipping joint venture, and our uranium market participant. These transactions helped improve our liquidity and reduce our business risk and resulted in substantial changes to our business in 2009. We discuss these transactions in more detail in Note 2 to Consolidated Financial Statements.

        We plan to execute the following objectives that we believe will strengthen the Company:

  •
  continuing a disciplined approach to the management of collateral and liquidity, including:
  •
  pricing new retail and wholesale business to reflect the full cost of capital in the current economic environment,
  •
  balancing operating cash flows with earnings growth,
  •
  maintaining a liquidity cushion in excess of credit-rating downgrade collateral requirements, and
  •
  aligning our load obligations by buying generation assets in regions where we do not have a significant generation presence,
  •
  focusing on Constellation Energy's core strengths of:
  •
  owning, developing, and operating generation assets,
  •
  providing reliable, regulated utility service to customers,
  •
  leveraging our expertise in managing physical risks inherent in our Generation and NewEnergy businesses, and
  •
  maintaining strong supply relationships with retail and wholesale customers,
  •
  maintaining credit metrics consistent with investment grade ratings.

        We believe that focusing on the above objectives will allow us to preserve the flexibility to respond to long-term opportunities. For a further discussion of the above matters and how they have impacted us and our strategy, please refer to Item 7. Management's Discussion and Analysis—Strategy.

Operating Segments

The percentages of revenues, net income (loss) attributable to common stock, and assets attributable to our operating segments are shown in the tables below. We present information about our operating segments, including certain other items, in Note 3 to Consolidated Financial Statements.

	Unaffiliated Revenues
	Generation	NewEnergy	Regulated Electric	Regulated Gas	Holding Company and Other
2009	4%	73%	18%	5%	—%
2008	4	77	14	5	—
2007	4	80	12	4	—

	Net Income (Loss) Attributable to Common Stock (1)
	Generation	NewEnergy	Regulated Electric	Regulated Gas	Holding Company and Other
2009	107%	(9)%	1%	1%	—%
2008	(27)	(76)	—	3	—
2007	37	46	12	4	1

	Total Assets
	Generation	NewEnergy	Regulated Electric	Regulated Gas	Holding Company and Other	Eliminations
2009	53%	18%	21%	6%	19%	(17)%
2008	50	32	21	6	15	(24)
2007	49	37	20	6	9	(21)
(1)
Excludes income from discontinued operations in 2007 as discussed in more detail in Item 8. Financial Statements and Supplementary Data.

 Generation Business

We develop, own, operate, and maintain fossil and renewable generating facilities, hold a 50.01% interest in a nuclear joint venture that owns nuclear generating facilities, hold interests in qualifying facilities, and power projects in the United States and Canada totaling 7,118 MW, and manage approximately 1,430 MW associated with certain of our long-dated tolling agreements. These agreements provide us with contractual rights to purchase power from third party generation plants over an extended period of time. The output of our owned and contractually-controlled plants is managed by our NewEnergy business and is hedged through a combination of power sales to wholesale and retail market participants. We also provide operation and maintenance services, including testing and start-up, to owners of electric generating facilities. Our NewEnergy business meets the load-serving requirements under various contracts using the output from our generating fleet and from purchases in the wholesale market.

        We present details about our generating properties in Item 2. Properties.

Investment in Nuclear Generating Facilities

On November 6, 2009, we completed the sale of a 49.99% membership interest in CENG, our subsidiary that owns our nuclear generating facilities described below. The total output of these nuclear facilities over the past three years is presented in the following table:

	Calvert Cliffs		Nine Mile Point		Ginna
	MWH	Capacity Factor	MWH (1)	Capacity Factor	MWH	Capacity Factor
	(MWH in millions)
2009	14.5	96%	13.1	97%	4.6	91%
2008	14.7	96	12.8	94	4.7	94
2007	14.3	94	12.3	90	4.9	98
(1)
Represents our and CENG's (after November 6, 2009) proportionate ownership interest

         In connection with the closing of the transaction with EDF, on November 6, 2009, we entered into a power purchase agreement (PPA) with CENG, Under the terms of the PPA, we will purchase up to 90% of the output of CENG's nuclear plants that is not sold to third parties under pre-existing agreements over the five-year term of the PPA. We discuss this PPA in more detail in Note 16 to Consolidated Financial Statements.

Calvert Cliffs

CENG owns 100% of Calvert Cliffs Unit 1 and Unit 2. Unit 1 entered service in 1974 and is licensed to operate until 2034. Unit 2 entered service in 1976 and is licensed to operate until 2036.

Nine Mile Point

CENG owns 100% of Nine Mile Point Unit 1 and 82% of Unit 2. The remaining interest in Nine Mile Point Unit 2 is owned by the Long Island Power Authority (LIPA). Unit 1 entered service in 1969 and is licensed to operate until 2029. Unit 2 entered service in 1988 and is licensed to operate until 2046. The Nine Mile Point Unit 1 power purchase agreement with the former plant's owners ended in August 2009.

        Nine Mile Point Unit 2 sells 90% of the plant's output to the former owners of the plant at an average price of nearly $35 per MWH under a PPA that terminates in November 2011. The PPA is unit contingent (if the output is not available because the plant is not operating, there is no requirement to provide output from other sources). The remaining 10% of the output of Nine Mile Point Unit 2 is managed by CENG and sold into the wholesale market.

        After termination of the Nine Mile Point Unit 2 PPA, a revenue sharing agreement with the former owners of the plant will begin and continue through November 2021. Under this agreement, which applies only to CENG's ownership percentage of Unit 2, a predetermined strike price is compared to the market price for electricity. If the market price exceeds the strike price, then 80% of this excess amount is shared with the former owners of the plant. The average strike price for the first year of the revenue sharing agreement is $40.75 per MWH. The strike price increases two percent annually beginning in the second year of the revenue sharing agreement. The revenue sharing agreement is unit contingent and is based on the operation of Unit 2.

        CENG exclusively operates Unit 2 under an operating agreement with LIPA. LIPA is responsible for 18% of the operating costs (including decommissioning costs) and capital expenditures of Unit 2 and has representation on the Nine Mile Point Unit 2 management committee, which provides certain oversight and review functions.

Ginna

CENG owns 100% of the Ginna nuclear facility. Ginna entered service in 1970 and is licensed to operate until 2029. Ginna sells approximately 90% of the plant's output and capacity to the former owner for 10 years ending in 2014 at an average price of $44.00 per MWH under a long-term unit-contingent PPA. The remaining 10% of the output of Ginna is managed by CENG and sold into the wholesale market.

New Nuclear

In 2005, we formed UniStar Nuclear, LLC (UniStar), a joint enterprise with AREVA NP, Inc., (AREVA) to introduce the advanced design Evolutionary Power Reactor to the U.S. market. Upon conversion to U.S. electrical standards, the technology will be known as the U.S. EPR.

        In August 2007, we formed a joint venture, UniStar Nuclear Energy, LLC (UNE) with EDF. We have a 50% ownership interest in this joint venture to develop, own, and operate new nuclear projects in the United States and Canada. EDF initially invested $350 million of cash in UNE, and we contributed our interest in UniStar and other UniStar-related assets, which had a book value of $49 million, and the right to develop new nuclear projects at our existing nuclear plant locations. In the event that the joint venture is terminated, the remaining equity of UNE, after certain expenses, will be divided equally between Constellation Energy and EDF pursuant to the joint venture agreement.

        In 2008, EDF contributed an additional $175 million to UNE based upon reaching certain licensing milestones. EDF will contribute up to an additional $100 million to UNE, for a total of $625 million, upon reaching additional licensing milestones. In 2008, we contributed additional assets which had a book value of $2.0 million.

        In 2009, we and EDF have each contributed an additional $91.6 million to UNE to fund its capital requirements.

Qualifying Facilities and Power Projects

We hold up to a 50% voting interest in 18 operating energy projects, totaling approximately 771 MW, that consist of electric generation (primarily relying on alternative fuel sources), fuel processing, or fuel handling facilities. Sixteen of the electric generation projects are considered qualifying facilities under the Public Utility Regulatory Policies Act of 1978. Each electric generating plant sells its output to a local utility under long-term contracts.

Contracted Generation

We manage approximately 1,430 MWs under three agreements with third party generators in which we have long-dated contractual rights to purchase power from these third party generating plants. The economics of these transactions are similar to our owned generation facilities.

NewEnergy Business

We are a leading supplier of energy products and services to wholesale and retail electric and natural gas customers.

        To meet our customers' requirements, our NewEnergy business obtains energy from various sources, including:

  •
  our generation assets,
  •
  our contractually owned generation assets,
  •
  exchange-traded and bilateral power and natural gas purchase agreements,
  •
  unit contingent power purchases from generation companies,
  •
  tolling contracts with generation companies, which provide us the right, but not the obligation, to purchase power at a price linked to the variable cost of production, including fuel, with terms that generally extend from several months to several years, but can be longer, and
  •
  regional power pools.

        During 2009, our NewEnergy business:

  •
  supplied approximately 121 million megawatt hours (MWH) of aggregate load to distribution utilities, municipalities, and commercial, industrial, and governmental customers,
  •
  provided approximately 350 million British Thermal Units (mmBTUs) of natural gas to commercial, industrial, and governmental customers, and
  •
  delivered approximately 13.5 million tons of coal to international and domestic third party customers and to our own fleet (we sold our international coal operations in the first quarter of 2009).

        Our NewEnergy business manages certain contractually owned physical assets, including generation facilities (excluding long-dated tolling agreements managed by our Generation business), and natural gas properties, provides risk management services, and trades energy and energy-related commodities. This business also provides the wholesale risk management function for our Generation business, as well as structured products and energy investment activities and includes our actual hedged positions with third parties.

        Our NewEnergy business also manages our upstream natural gas activities, designs, constructs, and operates renewable energy, heating, cooling, and cogeneration facilities and provides home improvements, sales of electric and gas appliances, and servicing of heating, air conditioning, plumbing, electrical, and indoor air quality systems.

Wholesale Customer Supply

In 2009, our wholesale NewEnergy business operation served approximately 65 million peak MWHs of wholesale full requirements load-serving products.

        Our wholesale NewEnergy customer supply operation structures transactions that serve the full energy and capacity requirements of various customers such as distribution utilities, municipalities, cooperatives and retail aggregators that do not own sufficient generating capacity or in-house supply functions to meet their own load requirements.

Retail Customer Supply

During 2009, our retail NewEnergy customer supply activities served approximately 56 million MWHs of peak load and approximately 350 mmBTUs of natural gas.

        Our retail NewEnergy customer supply operation structures transactions to supply full energy and capacity requirements and provide natural gas, transportation, and other energy products and services to retail, commercial, industrial, and governmental customers. Contracts with these customers generally extend from one to ten years, but some can be longer.

Structured Products

Our NewEnergy business uses energy and energy-related commodities and contracts in order to manage our portfolio of energy purchases and sales to customers through structured transactions. Our NewEnergy business assists customers with customized risk management products in the power, gas, coal, and freight markets (e.g., generation tolls, gas transport and storage, and global coal and freight logistics). During 2009, we reduced our participation in the coal, freight, and gas trading markets through the completion of the divestitures of our international commodities and Houston-based gas trading operations. We discuss our 2009 divestitures in more detail in Note 2 to Consolidated Financial Statements.

Energy Investments

Our NewEnergy business has investments in energy assets that primarily include natural gas activities. During 2009, we sold our previous investments in coal sourcing activities as well as our interest in dry bulk cargo vessels. We discuss each of these investments below.

Coal and International Services

Our NewEnergy business participated in global coal sourcing activities by providing coal and coal-related logistical services for the variable or fixed supply needs of global customers. We sold this operation in March 2009. We also owned a 50% interest in a shipping joint venture that owned and operated five freight ships for the delivery of coal and other dry bulk freight products. We sold our 50% interest in this shipping joint venture to our partner during 2009.

Natural Gas Services

Our NewEnergy business includes upstream (exploration and production) and downstream (transportation and storage) natural gas operations. Our upstream activities include the development, exploration, and exploitation of natural gas properties, as well as an approximately 28.5% interest in Constellation Energy Partners LLC (CEP), a limited liability company that we formed. CEP is principally engaged in the acquisition, development, and exploitation of natural gas properties. We no longer have any active involvement in the day-to-day operations of CEP. Our Houston-based downstream activities included providing natural gas to various customers, including large utilities, commercial and industrial customers, power generators, wholesale marketers, and retail aggregators. We sold our Houston-based downstream activities during 2009.

Portfolio Management and Trading

Our NewEnergy business transacts in energy and energy-related commodities in order to manage our portfolio of energy purchases and sales to customers through structured transactions. We use economic value at risk, which measures the market risk in our total portfolio, encompassing all aspects of our NewEnergy business, along with daily value at risk, stop loss limits, position limits, generation hedge ratios, and liquidity guidelines to restrict the level of risk in our portfolio.

        In managing our portfolio, we may terminate, restructure, or acquire contracts. Such transactions are within the normal course of managing our portfolio and may materially impact the timing of our recognition of revenues, fuel and purchased energy expenses, and cash flows.

        We use both derivative and nonderivative contracts in managing our portfolio of energy sales and purchase contracts. Although a substantial portion of our portfolio is hedged, we are able to identify opportunities to deploy risk capital to increase the value of our accrual positions, which we characterize as portfolio management.

        Active portfolio management is intended to allow our NewEnergy business to:

  •
  manage and hedge its fixed-price energy purchase and sale commitments,
  •
  provide fixed-price energy commitments to customers and suppliers,
  •
  reduce exposure to the volatility of market prices, and
  •
  hedge fuel requirements at our non-nuclear generation facilities.

        We discuss the impact of our trading activities and economic value at risk in more detail in Item 7. Management's Discussion and Analysis.

        Our portfolio management and trading activities involve the use of physical commodity inventories and a variety of instruments, including:

  •
  forward contracts (which commit us to purchase or sell energy commodities in the future),
  •
  swap agreements (which require payments to or from counterparties based upon the difference between two prices for a predetermined contractual (notional) quantity),
  •
  option contracts (which convey the right to buy or sell a commodity, financial instrument, or index at a predetermined price), and
  •
  futures contracts (which are exchange traded standardized commitments to purchase or sell a commodity or financial instrument, or make a cash settlement, at a specified price and future date).

        Beginning in the fourth quarter of 2008 and continuing throughout 2009, we reduced the risk and scale of our portfolio management and trading activities. Energy trading activities were scaled back and are being used primarily for hedging our Generation and NewEnergy businesses, price discovery and verification, and for deploying limited risk capital. These efforts materially impacted our portfolio management and trading activities' contribution to our operating results.

Fuel Sources

Our power plants use diverse fuel sources. Our fuel mix based on capacity owned at December 31, 2009 and owned generation based on actual output by fuel type in 2009 were as follows:

Fuel	Capacity Owned	Generation
Nuclear (1)	27%	65%
Coal	38	30
Natural Gas	13	1
Oil	10	—
Renewable and Alternative (2)	6	4
Dual (3)	6	—
(1)
Reflects our 100% ownership through November 6, 2009 and 50.01% ownership from November 6, 2009 through December 31, 2009 following the sale of a 49.99% membership interest in our nuclear business on November 6, 2009.
(2)
Includes solar, geothermal, hydro, waste coal, and biomass.
(3)
Switches between natural gas and oil.

        We discuss our risks associated with fuel in more detail in Item 7. Management's Discussion and Analysis—Risk Management.

Nuclear

CENG, our nuclear joint venture with EDF, owns the Calvert Cliffs, Nine Mile Point, and Ginna nuclear generating facilities.

        The supply of fuel for these nuclear generating facilities includes the:

  •
  purchase of uranium (concentrates and uranium hexafluoride),
  •
  conversion of uranium concentrates to uranium hexafluoride,
  •
  enrichment of uranium hexafluoride (enrichment services and enriched uranium hexafluoride), and
  •
  fabrication of nuclear fuel assemblies.

        CENG has commitments that provide for quantities of uranium, conversion, enrichment, and fabrication of fuel assemblies to substantially meet expected requirements for the next several years at these nuclear generating facilities.

        The uranium markets are competitive, and while prices can be volatile, CENG does not anticipate problems in meeting its future supply requirements.

Storage of Spent Nuclear Fuel—Federal Facilities

One of the issues associated with the operation and decommissioning of nuclear generating facilities is disposal of spent nuclear fuel. There are no facilities for the reprocessing or permanent disposal of spent nuclear fuel currently in operation in the United States, and the Nuclear Regulatory Commission (NRC) has not licensed any such facilities. The Nuclear Waste Policy Act of 1982 (NWPA) required the federal government, through the Department of Energy (DOE), to develop a repository for the disposal of spent nuclear fuel and high-level radioactive waste.

        As required by the NWPA, CENG is a party to contracts with the DOE to provide for disposal of spent nuclear fuel from our nuclear generating plants. The NWPA and CENG's contracts with the DOE require payments to the DOE of one tenth of one cent (one mill) per kilowatt hour on nuclear electricity generated and sold to pay for the cost of long-term nuclear fuel storage and disposal. Through November 6, 2009, we paid those fees into the DOE's Nuclear Waste Fund and, for the remainder of 2009, CENG has paid these fees for the Calvert Cliffs, Nine Mile Point and Ginna nuclear generating facilities. The NWPA and CENG's contracts with the DOE required the DOE to begin taking possession of spent nuclear fuel generated by nuclear generating units no later than January 31, 1998.

        The DOE has stated that it may not meet that obligation until 2020 at the earliest. This delay has required that CENG undertake additional actions and incur costs to provide on-site fuel storage at its nuclear generating facilities, including the installation of on-site dry fuel storage capacity as described in more detail below.

        In 2004, complaints were filed against the federal government in the United States Court of Federal Claims seeking to recover damages caused by the DOE's failure to meet its contractual obligation to begin disposing of spent nuclear fuel by January 31, 1998. These cases are currently stayed, pending litigation in other related cases. We are entitled to any funds received from the DOE that reimburse any costs expended prior to the closing of the transaction with EDF for the storage of spent nuclear fuel. Any other funds received from the DOE representing the default by the DOE shall belong to CENG.

Storage of Spent Nuclear Fuel—On-Site Facilities

Calvert Cliffs has a license from the NRC to operate an on-site independent spent fuel storage installation that expires in 2012. Sufficient storage capacity exists within the plant and currently installed independent spent fuel storage installation modules to be able to contain the full contents of the core until 2015. Efforts are currently under way to renew the independent spent fuel installation license and expand its capacity to accommodate operations through 2036. Nine Mile Point and Ginna are developing independent spent fuel storage installations at each of those facilities, which are expected to be completed in 2012 and 2010, respectively. Nine Mile Point and Ginna have sufficient storage capacity within the plant until the expected completion of the on-site independent spent fuel storage installations.

Cost for Decommissioning Nuclear Facilities

When Constellation Energy sold a 49.99% membership interest in CENG on November 6, 2009, we deconsolidated CENG for financial reporting purposes and, as a result, the decommissioning trust funds were removed from our Consolidated Balance Sheets. CENG is obligated to decommission its nuclear power plants after these plants cease operation. The nuclear decommissioning trust funds and the investment earnings thereon are restricted to meeting the costs of decommissioning the plants in accordance with NRC regulations and relevant state requirements. The decommissioning trust fund strategy is based on estimates of the costs to perform the decommissioning and the timing of incurring those costs. When developing estimates of future fund earnings, CENG considered the asset allocation investment strategy, rates of return earned historically, and current market conditions.

        Decommissioning activities are currently projected to be staged through 2083. Any changes in the costs or timing of decommissioning activities, or changes in the fund earnings, could affect the adequacy of the funds to cover the decommissioning of the plants, and if there were to be a shortfall, additional funding would have to be provided.

Calvert Cliffs

In March 2008, Constellation Energy, BGE, and a Constellation Energy affiliate entered into a settlement agreement with the State of Maryland, the Public Service Commission of Maryland (Maryland PSC), and certain State of Maryland officials. The settlement agreement became effective on June 1, 2008. Pursuant to the terms of the settlement agreement, BGE customers will be relieved of the potential future liability for decommissioning Calvert Cliffs Unit 1 and Unit 2. BGE will continue to collect the $18.7 million annual nuclear decommissioning charge from all electric customers through 2016 and continue to rebate this amount to residential electric customers, as previously required by Maryland Senate Bill 1 which was enacted in June 2006.

Coal

We purchase the majority of our coal for electric generation under supply contracts with mine operators, and we acquire the remainder in the spot or forward coal markets. We believe that we will be able to renew supply contracts as they expire or enter into contracts with other coal suppliers. Our primary coal-burning facilities have the following requirements:

Approximate Annual Coal Requirement (tons)
Brandon Shores—Units 1 and 2 (combined)	3,200,000
C. P. Crane—Units 1 and 2 (combined) (1)	1,200,000
H. A. Wagner—Units 2 and 3 (combined)	850,000
(1)
Assuming 100% sub-bituminous coal

        We receive coal deliveries to these facilities by rail and barge. Over the past few years, we expanded our coal sources through a variety of methods, including restructuring our rail and terminal contracts, increasing the range of coals we can consume, and finding potential other coal supply sources including limited shipments from various international sources. While we primarily use coal produced from mines located in central and northern Appalachia, we are switching to sub-bituminous coal from either the Western United States or Indonesia at C.P. Crane and have the ability to switch to using imported coal at Brandon Shores and H.A. Wagner to manage our coal supply. The timely delivery of coal together with the maintenance of appropriate levels of inventory is necessary to allow for continued, reliable generation from these facilities.

        As discussed in the Environmental Matters section, our Maryland coal-fired generating facilities must comply with the requirements of the Maryland Healthy Air Act (HAA), which requires reduction of sulfur dioxide (SO2), nitrogen oxide (NOx), and mercury emissions. To comply with the HAA requirements, we are planning to burn domestic and/or import compliance coals (1.2 lb/mmbtu SO2 or less) at H.A. Wagner. The C.P. Crane station is being converted to burn up to 100% sub-bituminous coal. Conversion is expected to be completed by May 2010. We are installing flue gas desulfurization (FGD) equipment on both Brandon Shores units. Installation is expected to be completed in March 2010. With the FGD installation, Brandon Shores will be able to burn higher sulfur coals (limit 6 lbs/mmbtu or approximately 3.5% sulfur) while simultaneously reducing station emissions. We plan to test burn some higher sulfur coals at Brandon Shores in 2010. The blend of coals actually procured for Brandon Shores will be optimized to achieve the lowest delivered cost while complying with HAA limitations.

        We own an undivided interest in the Keystone and Conemaugh electric generating plants in Western Pennsylvania. Our ownership interests in these plants are 20.99% in Keystone and 10.56% in Conemaugh. All of the Conemaugh and Keystone plants' annual coal requirements are purchased from regional suppliers on the open market. FGD equipment was installed on both of the Keystone units in 2009 and has been installed on both Conemaugh units since the mid-1990s. The FGD SO2 restrictions on coal are 6 lbs/mmbtu (or approximately 3.7% sulfur) for the Keystone plant and approximately 4.9 lbs/mmbtu (or 3% sulfur) for the Conemaugh plant. The blend of coal procured is optimized to ensure compliance with station emission limits at the lowest delivered cost.

        The annual coal requirements for the ACE, Jasmin, and Poso plants, which are located in California, are supplied under contracts with mining operators. These plants are restricted to coal with sulfur content less than 4.0%.

        The primary fuel source for Panther Creek and Colver generating facilities is waste coal. These facilities meet their annual requirements through existing reserves of mined and processed waste coal and through supply agreements with various terms.

        All of our coal requirements reflect historical generating levels. The actual fuel quantities required can vary substantially from historical levels depending upon the relationship between energy prices and fuel costs, weather conditions, and operating requirements. However, we believe that we will be able to obtain adequate quantities of coal to meet our requirements.

Gas

We purchase natural gas, storage capacity, and transportation, as necessary, for electric generation at certain plants. Some of our gas-fired units can use residual fuel oil or distillates instead of gas. Gas is purchased under contracts with suppliers on the spot market and forward markets, including financial exchanges and under bilateral agreements. The actual fuel quantities required can vary substantially from year to year depending upon the relationship between energy prices and fuel costs, weather conditions, and operating requirements. However, we believe that we will be able to obtain adequate quantities of gas to meet our requirements.

Oil

From 2007 through 2009, our requirements for residual fuel oil (No. 6) amounted to less than 0.5 million barrels of low-sulfur oil per year. Deliveries of residual fuel oil are made from the suppliers' Baltimore Harbor and Philadelphia marine terminals for distribution to the various generating plant locations. Also, based on normal burn practices, we require approximately 8.0 million to 11.0 million gallons of distillates (No. 2 oil and kerosene) annually, but these requirements can vary substantially from year to year depending upon the relationship between energy prices and fuel costs, weather conditions, and operating requirements. Distillates are purchased from the suppliers' Baltimore truck terminals for distribution to the various generating plant locations. We have contracts with various suppliers to purchase oil at spot prices, and for future delivery, to meet our requirements.

Competition

We encounter competition from companies of various sizes, having varying levels of experience, financial and human resources, and differing strategies.

        We face competition in the market for energy, capacity, and ancillary services. In our NewEnergy business, we compete with international, national, and regional full-service energy providers, merchants, and producers to obtain competitively priced supplies from a variety of sources and locations, and to utilize efficient transmission, transportation, or storage. We principally compete on the basis of price, customer service, reliability, and availability of our products.

        With respect to our Generation business, we compete in the operation of energy-producing projects, and our competitors in this business are both domestic and international organizations, including various utilities, industrial companies and independent power producers (including affiliates of utilities, financial investors, and banks), some of which have greater financial resources.

        States are considering different types of regulatory initiatives concerning competition in the power and gas industry, which makes a competitive assessment difficult. Many states continue to support or expand retail competition and industry restructuring. Other states that were considering deregulation have slowed their plans or postponed consideration of deregulation. In addition, restructured states often consider new market rules and re-regulation measures that could result in more limited opportunities for competitive energy suppliers like Constellation Energy. The activity around re-regulation, however, has slowed due to the current environment of declining power prices. While there is activity in this area, we believe there is adequate growth potential in the current deregulated market.

        The market for commercial, industrial, and governmental energy supply continues to grow and we continue to experience increased competition from energy and non-energy market participants on a regional and national basis in our retail customer supply activities. Strong retail competition and the impact of wholesale power prices compared to the rates charged by local utilities affects the contract margin we receive from our customers. The recent credit crisis has increased overall margins reflecting an appropriate return on capital to support the business. Our experience and expertise in assessing and managing risk and our strong focus on customer service should help us to remain competitive during volatile or otherwise adverse market circumstances.

Generation and NewEnergy Operating Statistics

	2009	2008	2007

Gross Margin (In millions)
Generation (1)	$2,082	$2,042	$1,796
NewEnergy	1,079	1,040	1,615

Total Gross Margin	$3,161	$3,082	$3,411

Generation (In millions)—MWH (1)(2)	46.0	50.9	51.6

Operating statistics do not reflect the elimination of intercompany transactions.

(1)
2009 reflects our 100% ownership in our nuclear business through November 6, 2009 and our 50.01% ownership in our nuclear business from November 6, 2009 through December 31, 2009 following the sale of a 49.99% membership interest in CENG.

(2)
These amounts exclude contracted generation.

 Baltimore Gas and Electric Company

BGE is an electric transmission and distribution utility company and a gas distribution utility company with a service territory that covers the City of Baltimore and all or part of ten counties in central Maryland. BGE is regulated by the Maryland PSC and Federal Energy Regulatory Commission (FERC) with respect to rates and other aspects of its business.

        BGE's electric service territory includes an area of approximately 2,300 square miles. There are no municipal or cooperative wholesale customers within BGE's service territory. BGE's gas service territory includes an area of approximately 800 square miles.

        BGE's electric and gas revenues come from many customers—residential, commercial, and industrial.

Electric Business

Electric Competition

Deregulation

Maryland has implemented electric customer choice and competition among electric suppliers. As a result, all customers can choose their electric energy supplier. While BGE does not sell electricity to all customers in its service territory, BGE continues to deliver electricity to all customers and provides meter reading, billing, emergency response, and regular maintenance.

Standard Offer Service

BGE is obligated by the Maryland PSC to provide market-based standard offer service (SOS) to all of its electric customers who elect not to select a competitive energy supplier. The SOS rates charged recover BGE's wholesale power supply costs and include an administrative fee. The administrative fee includes a shareholder return component and an incremental cost component. As discussed in Item 7. Management's

Discussion and Analysis—Regulated Electric Business section, BGE resumed collection of the shareholder return portion of the residential SOS administrative charge, which had been eliminated under Maryland Senate Bill 1, from June 1, 2008 through May 31, 2010 without having to rebate it to all residential electric customers. BGE will cease collecting the residential shareholder return component again from June 1, 2010 through December 31, 2016.

        Bidding to supply BGE's SOS occurs from time to time through a competitive bidding process approved by the Maryland PSC. Successful bidders, which may include subsidiaries of Constellation Energy, execute contracts with BGE for varying terms.

Commercial and Industrial Customers

BGE is obligated by the Maryland PSC to provide several variations of SOS to commercial and industrial customers depending on customer load.

Residential Customers

As a result of the November 1999 Maryland PSC order regarding the deregulation of electric generation in Maryland, BGE's residential electric base rates were frozen until July 2006. However, Maryland Senate Bill 1, enacted in June 2006, delayed full market rates for some residential customers until June 2007, with the remainder of residential customers going to full market rates in January 2008. Pursuant to a settlement agreement entered into with the State of Maryland, the Maryland PSC, and certain Maryland officials in March 2008, BGE provided residential electric customers approximately $189 million in the form of a one-time $170 per customer rate credit. We discuss the Maryland settlement agreement in more detail in Note 2 to Consolidated Financial Statements and the market risk of our regulated electric business in more detail in Item 7. Management' Discussion and Analysis—Risk Management section.

        Pursuant to the order issued by the Maryland PSC in October 2009 approving our transaction with EDF, Constellation Energy agreed to fund a one-time per customer distribution rate credit for BGE residential customers, before the end of March 2010, totaling $110.5 million, or approximately $100 per customer, for which we recorded a liability in November 2009. In December 2009, BGE filed a tariff with the Maryland PSC stating we would give residential customers a rate credit of exactly $100 per customer. As a result, we accrued an additional $1.9 million for a total fourth quarter 2009 accrual of $112.4 million. Constellation made a $66 million equity contribution to BGE in December 2009 to fund the after-tax amount of the rate credit as required by the Maryland PSC order.

Electric Load Management

BGE has implemented various programs for use when system-operating conditions or market economics indicate that a reduction in load would be beneficial. These programs include:

  •
  two options for commercial and industrial customers to reduce their electric loads,
  •
  air conditioning and heat pump control for residential and commercial customers through both programmable thermostats and load control devices, and
  •
  residential water heater control.

        BGE is developing other programs designed to help manage its peak demand, improve system reliability and improve service to customers by giving customers greater control over their energy use.

        In July 2009, BGE filed with the Maryland PSC a proposal for a comprehensive smart grid initiative. The proposal includes the planned installation of 2 million residential and commercial electric and gas smart meters. We expect the total cost of the program to be approximately $480 million. In October 2009, the United States Department of Energy selected BGE as a recipient of $200 million in federal funding for our smart grid initiative. This grant allows BGE to be reimbursed for smart grid expenditures up to $200 million, substantially reducing the total cost of this initiative. However, the United States Department of Energy may withhold funding until approval is obtained from the Maryland PSC. The Maryland PSC held hearings on this proposed program in late 2009 and early 2010 and expects to issue a ruling in the second quarter of 2010. If BGE's proposal is approved by the Maryland PSC, BGE plans to proceed with this program as soon as practical.

        In the summer of 2009, BGE conducted a second season of a pilot program to evaluate pricing options designed to encourage customers to decrease energy use during peak demand periods. Additionally, BGE originally initiated a limited conservation program that provides incentives to customers to use energy efficient products and to take other actions to conserve energy. The Maryland PSC approved a full portfolio of conservation programs for implementation in 2009 as well as a customer surcharge to recover the associated costs.

Transmission and Distribution Facilities

BGE maintains approximately 240 substations and approximately 1,300 circuit miles of transmission lines throughout central Maryland. BGE also maintains approximately 24,500 circuit miles of distribution lines. The transmission facilities are connected to those of neighboring utility systems as part of PJM Interconnection (PJM). Under the PJM Tariff and various agreements, BGE and other market participants can use regional transmission facilities for energy, capacity, and ancillary services transactions, including emergency assistance.

        We discuss various FERC initiatives relating to wholesale electric markets in more detail in Item 7. Management's Discussion and Analysis—Federal Regulation section.

BGE Electric Operating Statistics

	2009	2008	2007

Revenues (In millions)
Residential	$1,878.3	$1,695.9	$1,514.9
Commercial
Excluding Delivery Service Only	531.2	604.0	577.4
Delivery Service Only	245.0	222.8	217.0
Industrial
Excluding Delivery Service Only	30.4	31.3	31.6
Delivery Service Only	29.1	27.1	27.8

System Sales and Deliveries	2,714.0	2,581.1	2,368.7
Other (1)	106.7	98.6	87.0

Total	$2,820.7	$2,679.7	$2,455.7

Distribution Volumes (In thousands)—MWH
Residential	12,851	13,023	13,365
Commercial
Excluding Delivery Service Only	3,945	3,957	4,364
Delivery Service Only	11,753	11,739	11,921
Industrial
Excluding Delivery Service Only	270	242	287
Delivery Service Only	2,757	3,002	3,175

Total	31,576	31,963	33,112

Customers (In thousands)
Residential	1,111.9	1,108.5	1,103.1
Commercial	118.5	117.6	116.7
Industrial	5.3	5.3	5.5

Total	1,235.7	1,231.4	1,225.3

(1)
Primarily includes network integration transmission service revenues, late payment charges, miscellaneous service fees, and tower leasing revenues.

Operating statistics do not reflect the elimination of intercompany transactions.
"Delivery service only" refers to BGE's delivery of electricity that was purchased by the customer from an alternate supplier.

Gas Business

The wholesale price of natural gas as a commodity is not subject to regulation. All BGE gas customers have the option to purchase gas from alternative suppliers, including subsidiaries of Constellation Energy. BGE continues to deliver gas to all customers within its service territory. This delivery service is regulated by the Maryland PSC.

        BGE also provides customers with meter reading, billing, emergency response, regular maintenance, and balancing services.

        Approximately 50% of the gas delivered on BGE's distribution system is for customers that purchase gas from alternative suppliers. These customers are charged fees to recover the costs BGE incurs to deliver the customers' gas through our distribution system.

        A market-based rates incentive mechanism applies to customers that buy their gas from BGE. Under this mechanism, BGE's actual cost of gas is compared to a market index (a measure of the market price of gas in a given period). The difference between BGE's actual cost and the market index is shared equally between shareholders and customers. BGE must secure fixed-price contracts for at least 10%, but not more than 20%, of forecasted system supply requirements for flowing (i.e., non-storage) gas for the November through March period. Additionally, in 2009, the Maryland PSC required BGE to obtain some of its summer gas purchases for injection into storage at fixed prices. BGE purchased approximately 5.9 million dekatherms (DTH) of gas for summer storage injections under fixed price contracts with a weighted average price of $4.61 per DTH. These fixed-price contracts are not subject to sharing under the market-based rates incentive mechanism.

        BGE meets its natural gas load requirements through firm pipeline transportation and storage entitlements.

        BGE's current pipeline firm transportation entitlements to serve its firm loads are 338,053 DTH per day.

        BGE's current maximum storage entitlements are 297,091 DTH per day. To supplement its gas supply at times of heavy winter demands and to be available in temporary emergencies affecting gas supply, BGE has:

  •
  a liquefied natural gas facility for the liquefaction and storage of natural gas with a total storage capacity of 1,092,977 DTH and a daily capacity of 311,500 DTH, and
  •
  a propane air facility and a mined cavern with a total storage capacity equivalent to 564,200 DTH and a daily capacity of 85,000 DTH.

        BGE has under contract sufficient volumes of propane for the operation of the propane air facility and is capable of liquefying sufficient volumes of natural gas during the summer months for operations of its liquefied natural gas facility during peak winter periods.

        BGE historically has been able to arrange short-term contracts or exchange agreements with other gas companies in the event of short-term disruptions to gas supplies or to meet additional demand.

        BGE also participates in the interstate markets by releasing pipeline capacity or bundling pipeline capacity with gas for off-system sales. Off-system gas sales are low-margin direct sales of gas to wholesale suppliers of natural gas. Earnings from these activities are shared between shareholders and customers. BGE makes these sales as part of a program to balance its supply of, and cost of, natural gas.

BGE Gas Operating Statistics

	2009	2008	2007

Revenues (In millions)
Residential
Excluding Delivery Service Only	$460.7	$567.8	$552.0
Delivery Service Only	19.0	19.0	19.0
Commercial
Excluding Delivery Service Only	129.1	161.8	154.1
Delivery Service Only	40.4	46.4	41.2
Industrial
Excluding Delivery Service Only	6.4	8.1	7.8
Delivery Service Only	15.2	14.5	22.1

System Sales and Deliveries	670.8	817.6	796.2
Off-System Sales	81.1	197.7	157.4
Other	6.4	8.7	9.2

Total	$758.3	$1,024.0	$962.8

Distribution Volumes (In thousands)—DTH
Residential
Excluding Delivery Service Only	37,889	37,675	39,199
Delivery Service Only	4,270	4,119	4,310
Commercial
Excluding Delivery Service Only	12,066	12,205	12,464
Delivery Service Only	25,046	29,289	30,367
Industrial
Excluding Delivery Service Only	635	650	658
Delivery Service Only	20,826	18,432	17,897

System Sales and Deliveries	100,732	102,370	104,895
Off-System Sales	17,542	18,782	19,963

Total	118,274	121,152	124,858

Customers (In thousands)
Residential	606.8	605.0	602.3
Commercial	42.9	42.8	42.7
Industrial	1.1	1.1	1.2

Total	650.8	648.9	646.2

Operating statistics do not reflect the elimination of intercompany transactions.
"Delivery service only" refers to BGE's delivery of gas that was purchased by the customer from an alternate supplier.

Franchises

BGE has nonexclusive electric and gas franchises to use streets and other highways that are adequate and sufficient to permit it to engage in its present business. Conditions of the franchises are satisfactory.

Consolidated Capital Requirements

Our total capital requirements for 2009 were $1.6 billion. Of this amount, $1.2 billion was used in our Generation and NewEnergy businesses and $0.4 billion was used in our regulated business. We estimate our total capital requirements will be $1.1 billion in 2010.

        We continuously review and change our capital expenditure programs, so actual expenditures may vary from the estimate above. We discuss our capital requirements further in Item 7. Management's Discussion and Analysis—Capital Resources section.

Environmental Matters

The development (involving site selection, environmental assessments, and permitting), construction, acquisition, and operation of electric generating and distribution facilities are subject to extensive federal, state, and local environmental and land use laws and regulations. From the beginning phases of development to the ongoing operation of existing or new electric generating and distribution facilities, our activities involve compliance with diverse laws and regulations that address emissions and impacts to air and water, protection of natural and cultural resources, and chemical and waste handling and disposal.

        We continuously monitor federal, state, and local environmental initiatives to determine potential impacts on our financial results. As new laws or regulations are promulgated, we assess their applicability and implement the necessary modifications to our facilities or their operation to maintain ongoing compliance. Our capital expenditures were approximately $1.1 billion during the five-year period 2005-2009 to comply with existing environmental standards and regulations, including the Maryland HAA. Our estimated environmental capital requirements for the next three years are approximately $60 million in 2010, $25 million in 2011, and $35 million in 2012.

Air Quality

Federal

The Clean Air Act (CAA) created the basic framework for federal and state regulation of air pollution.

National Ambient Air Quality Standards (NAAQS)

The NAAQS are federal air quality standards authorized under the CAA that establish maximum ambient air concentrations for the following specific pollutants: ozone (smog), carbon monoxide, lead, particulates, SO2, and nitrogen dioxide.

        In order for states to achieve compliance with the NAAQS, the Environmental Protection Agency (EPA) adopted the Clean Air Interstate Rule (CAIR) in March 2005 to further reduce ozone and fine particulate pollution by addressing the interstate transport of SO2 and NOx emissions from fossil fuel-fired generating facilities located primarily in the Eastern United States.

        In December 2008, the United States Court of Appeals for the District of Columbia Circuit reversed its July 2008 decision to effectively repeal CAIR and remanded the issue to the EPA for reconsideration. As a result, the requirements of CAIR remain in effect until the EPA takes further action. We cannot predict what additional judicial, legislative or regulatory actions will be taken in response to the court's decision or the EPA's reconsideration of CAIR or whether such actions may affect our financial results. We do not believe that the repeal of CAIR would result in a material change to our emissions reduction plan in Maryland as the emissions reduction requirements of Maryland's HAA and Clean Power Rule (CPR) are more stringent and apply sooner than those under CAIR. However, future changes in CAIR could affect the market prices of SO2 and NOx emission allowances, which could in turn affect our financial results. We discuss the impact that these rulings had on our 2008 results in Item 7. Management's Discussion and Analysis—Generation Business section.

        In March 2008, the EPA adopted a stricter NAAQS for ozone. We are unable to determine the impact that complying with the stricter NAAQS for ozone will have on our financial results until the states in which our generating facilities are located adopt plans to meet the new standards.

        In December 2006, the United States Court of Appeals for the District of Columbia Circuit ruled that a requirement to impose fees on emissions sources based on the previous ozone standard (Section 185 fees), which had been rescinded by the EPA in May 2005, remained applicable retroactive to November 2005 and remanded the issue to the EPA for reconsideration. A petition to the United States Supreme Court to hear an appeal was denied in January 2008. The EPA has announced that it intends to propose regulations to address how Section 185 fees will be handled. In addition, the exact method of computing these fees has not been established and will depend in part on state implementation regulations that have not been proposed. Consequently, we are unable to estimate the ultimate financial impact of this matter in light of the uncertainty surrounding the anticipated EPA and state rulemakings. However, the final resolution of this matter, and any fees that are ultimately assessed could have a material impact on our financial results.

        In September 2006, the EPA adopted a stricter NAAQS for particulate matter. We are unable to determine the impact that complying with the stricter NAAQS for particulate matter will have on our financial results until the states in which our generating facilities are located adopt plans to meet the new standard.

Hazardous Air Emissions

In March 2005, the EPA finalized the Clean Air Mercury Rule (CAMR) to reduce the emissions of mercury from coal-fired facilities through a market-based cap and trade program. CAMR was to affect all coal or waste coal fired boilers at our generating facilities. However, in February 2008, the United States Court of Appeals for the District of Columbia Circuit struck down CAMR. In response to this decision, the EPA announced that it intends to develop new hazardous air pollutant emission standards under the CAA by the end of 2011. Any new standards that require the installation of additional emissions control technology beyond what is required under Maryland's HAA and CPR, which are discussed below, may require us to incur additional costs, which could have a material effect on our financial results.

New Source Review

In connection with its enforcement of the CAA's new source review requirements, in 2000, the EPA requested information relating to modifications made to our Brandon Shores, C.P. Crane, and H. A. Wagner plants located in Maryland. The EPA also sent similar, but narrower, information requests to two of our newer Pennsylvania waste-coal burning plants in which we have an ownership interest. We responded to the EPA in 2001, and as of the date of this report the EPA has taken no further action.

        As discussed in Note 12 to Consolidated Financial Statements, in January 2009, the EPA issued a Notice of Violation to one of our subsidiaries alleging that the Keystone plant located in Pennsylvania, of which we own a 21% interest, performed various capital projects without complying with the new source review requirements.

        Based on the level of emissions control that the EPA and states are seeking in new source review enforcement actions, we believe that material additional costs and penalties could be incurred, and planned capital expenditures could be accelerated, if the EPA was successful in any future actions regarding our facilities.

State

Maryland has adopted the HAA and the CPR, which establish annual SO2, NOx, and mercury emission caps for specific coal-fired units in Maryland, including units located at three of our facilities. The requirements of the HAA and the CPR for SO2, NOx, and mercury emissions are more stringent and apply sooner than those required under CAIR. In addition, Pennsylvania had adopted regulations requiring coal-fired generating facilities located in Pennsylvania to reduce mercury emissions, but a Pennsylvania court held that those regulations were invalid in January 2009.

        Several other states in the northeastern U.S. continue to consider more stringent and earlier SO2, NOx, and mercury emissions reductions than those required under CAIR and CAMR.

        Maryland also is in the process of changing its current opacity regulations consistent with its commitment to resolve long-standing industry concerns about the regulations' continuous compliance requirements. In the interim, emergency opacity regulations have been implemented that will enable our plants to remain in compliance. We anticipate that the permanent regulations that Maryland is in the process of adopting will be consistent with the emergency regulations.

Capital Expenditure Estimates—Air Quality

We expect to incur additional environmental capital spending as a result of complying with the air quality laws and regulations discussed above. To comply with HAA and CPR, we will install additional air emission control equipment at our coal-fired generating facilities in Maryland and at our co-owned coal-fired facilities in Pennsylvania to meet air quality standards. We include in our estimated environmental capital requirements capital spending for these air quality projects, which we expect will be approximately $20 million in 2010, $20 million in 2011, $20 million in 2012 and $20 million from 2013-2014.

        Our estimates are subject to significant uncertainties including the timing of any additional federal and/or state regulations or legislation, such as any regulations adopted by the EPA in response to the court decision striking down CAMR, the implementation timetables for such regulation or legislation, and the specific amount of emissions reductions that will be required at our facilities. As a result, we cannot predict our capital spending or the scope or timing of these projects with certainty, and the actual expenditures, scope, and timing could differ significantly from our estimates.

        We believe that the additional air emission control equipment we plan to install will meet the emission reduction requirements under HAA and CPR. If additional emission reductions still are required, we will assess our various compliance alternatives and their related costs, and although we cannot yet estimate the additional costs we may incur, such costs could be material.

Global Climate Change

In response to the anticipated challenges of global climate change, we believe it is imperative to slow, stop and reverse the growth in greenhouse gas emissions. Climate change could pose physical risks, such as more frequent or more extreme weather events, that could affect our systems and operations; however, uncertainty remains as to the timing and extent of any direct, climate- related impacts to our systems and operations. Extreme weather can affect the supply of and demand for electricity, natural gas and fuels and these changes may impact the price of energy commodities in both the spot market and the forward market, which may affect our financial results. In addition, extreme weather typically increases demand for electricity and gas from BGE's customers.

        There is increasing likelihood that greenhouse gas emissions regulation will occur at the international or federal level and/or continue to occur at the state level although considerable uncertainty remains as to the nature and timing of such regulation. Climate-related legislation is currently pending in the United States Congress. In September 2009, the Environmental Protection Agency issued an "endangerment and cause or contribute finding" for greenhouse gases under the Clean Air Act and proposed regulations to address greenhouse gas emissions. The proposed regulations would require large facilities that emit at least 25,000 tons of greenhouse gases a year, which would include many of our fossil fuel generating facilities, to obtain construction and operating permits covering these emissions. The proposed regulations could also eventually require installation of best available control technology for emissions control or reduction, although it is not possible to determine at this time the nature or extent of such controls.

        Additionally, in accordance with HAA requirements, Maryland became a full participant in the Northeast Regional Greenhouse Gas Initiative (RGGI) in April 2007. Under RGGI, the Maryland Department of the Environment auctions 100% of carbon dioxide (CO2) allowances associated with Maryland's power plants, which include plants owned by us. Auctions have occurred quarterly since September 2008. Although we did not incur material costs in these auctions, we could incur material costs in the future to purchase allowances necessary to offset CO2 emissions from our plants. Although we participate in RGGI, we believe a patchwork of climate policy and regulatory approaches across different states, regions or industry sectors has the potential to inequitably raise costs to particular businesses and/or drive the reallocation of emissions without actually achieving the desired overall reduction of emissions. In addition to Maryland, California has adopted regulations requiring our generating facilities in California to submit greenhouse gas emissions data to the state, which the state intends to use to develop a plan to reduce greenhouse gas emissions.

        We continue to monitor international developments and proposed federal and state legislation and regulations and evaluate the potential impact on our operations. In the event that additional greenhouse gas emissions reduction legislation or regulations are enacted, we will assess our various compliance alternatives, which may include installation of additional environmental controls, modification of operating schedules or the closure of one or more of our coal-fired generating facilities, and our compliance costs could be material.

        However, to the extent greenhouse gas emissions are regulated through a federal, mandatory cap and trade greenhouse gas emissions program, we believe our business could also benefit. Our generation fleet has an overall CO2 emission rate that is lower than the industry average with a substantial amount of the fleet's output coming from nuclear and hydroelectric plants, which generate significantly lower CO2 emissions than fossil fuel plants. We are also at the forefront of the proposed development of new nuclear generation in the United States, which, if successful, would further lower our generation fleet's overall CO2 emission rate. We also have experience trading in the markets for emissions allowances and renewable energy credits and our NewEnergy business has expertise in providing renewable energy products and services to retail customers.

Water Quality

The Clean Water Act established the basic framework for federal and state regulation of water pollution control and requires facilities that discharge waste or storm water into the waters of the United States to obtain permits.

Water Intake Regulations

The Clean Water Act requires cooling water intake structures to reflect the best technology available for minimizing adverse environmental impacts. In July 2004, the EPA published final rules under the Clean Water Act for existing facilities that establish performance standards for meeting the best technology available for minimizing adverse environmental impacts. We currently have seven facilities affected by the regulation. In January 2007, the United States Court of Appeals for the Second Circuit ruled that the EPA's rule did not properly implement the Clean Water Act requirements in a number of areas and remanded the rule to the EPA for reconsideration.

        In response to this ruling, in July 2007, the EPA suspended the second phase of the regulations pending further rulemaking and directed the permitting authorities to establish controls for cooling water intake structures that reflect the best technology available for minimizing adverse environmental impacts. In December 2008, the United States Supreme Court heard an appeal of the Second Circuit's decision relating to the application of cost-benefit analysis to best technology available decisions and ruled in April 2009 that the EPA has a right to consider cost-benefit analysis in such decisions.

        The EPA is expected to propose new regulations in mid-2010. We will evaluate our compliance options in light of the Supreme Court and Second Circuit decisions, the EPA's July 2007 order, relevant state regulations and interpretations, and any subsequent EPA proposals. At this time, we cannot estimate our compliance costs, but they could be material.

Hazardous and Solid Waste

We discuss proceedings relating to compliance with the Comprehensive Environmental Response, Compensation and Liability Act in Note 12 to Consolidated Financial Statements.

        Our coal-fired generating facilities produce approximately two and a half million tons of combustion by-products ("ash") each year. The EPA announced in 2007 its intention to develop national standards to regulate this material as a non-hazardous waste, and has been developing or considering regulations governing the placement of ash in landfills, surface impoundments, sand/gravel surface mines and coal mines. In 2009, following the Tennessee Valley Authority ash release, the EPA announced it is considering regulating ash as a hazardous waste. Depending on its final scope, additional federal regulation has the potential to result in additional compliance requirements and costs that could be material. In addition, the Maryland Department of the Environment finalized regulations governing the disposal, storage, use and placement of ash in December 2008.

        As a result of these regulatory proposals and our current ash generation projections, we are exploring our options for the management of ash, including construction of an ash placement facility. Over the next five years, we estimate that our capital expenditures for this project will be approximately $60 million. Our estimates are subject to significant uncertainties, including the timing of any regulatory change, its implementation timetable, and the scope of the final requirements. As a result, we cannot predict our capital spending or the scope and timing of this project with certainty, and the actual expenditures, scope and timing could differ significantly from our estimates.

Employees

Constellation Energy and its consolidated subsidiaries (excluding CENG, which was deconsolidated on November 6, 2009) had approximately 7,200 employees at December 31, 2009.

Available Information

Constellation Energy maintains a website at constellation.com where copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments may be obtained free of charge. These reports are posted on our website the same day they are filed with the SEC. The SEC maintains a website (sec.gov), where copies of our filings may be obtained free of charge. The website address for BGE is bge.com. These website addresses are inactive textual references, and the contents of these websites are not part of this Form 10-K.

        In addition, the website for Constellation Energy includes copies of our Corporate Governance Guidelines, Principles of Business Integrity, Corporate Compliance Program, Insider Trading Policy, Policy and Procedures with respect to Related Person Transactions, Information Disclosure Policy, and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Copies of each of these documents may be printed from our website or may be obtained from Constellation Energy upon written request to the Corporate Secretary.

        The Principles of Business Integrity is a code of ethics that applies to all of our directors, officers, and employees, including the chief executive officer, chief financial officer, and chief accounting officer. We will post any amendments to, or waivers from, the Principles of Business Integrity applicable to our chief executive officer, chief financial officer, or chief accounting officer on our website.

Item 1A. Risk Factors

You should consider carefully the following risks, along with the other information contained in this Form 10-K. The risks and uncertainties described below are not the only ones that may affect us. Additional risks and uncertainties also may adversely affect our business and operations including those discussed in Item 7. Management's Discussion and Analysis. If any of the following events actually occur, our business and financial results could be materially adversely affected.

Economic conditions and instability in the financial markets could negatively impact our business.

Our operations are affected by local, national, and worldwide economic conditions. The consequences of a prolonged recession may include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. A lower level of economic activity may continue to result in a decline in energy consumption, an increase in customers' inability to pay their accounts, and lower commodity prices. These impacts may adversely affect our financial results and future growth.

        Instability in the financial markets, as a result of recession or otherwise, may affect the cost of capital and our ability to raise capital. We rely on the capital and banking markets, as well as the periodic use of commercial paper to the extent available, to meet our financial commitments and short-term liquidity needs if internal funds are not available from our operations. We also use letters of credit issued under our credit facilities to support our operations. Disruptions in the capital and credit markets as a result of uncertainty, reduced alternatives, or failures of significant financial institutions could adversely affect our access to liquidity needed for our businesses, including our ability to secure credit facilities and refinance debt that comes due, and our ability to complete other alternatives we are exploring. In addition, such disruptions could adversely affect our ability to draw on our credit facilities. Our access to funds under those credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from borrowers within a short period of time. The disruptions in capital and credit markets may also result in higher interest rates on publicly issued debt securities and increased costs associated with commercial paper borrowing and under bank credit facilities.

        Any disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, further changing our strategies to reduce collateral-posting requirements, and reducing or eliminating future dividend payments or other discretionary uses of cash. The inability to obtain the liquidity needed to meet our business requirements, or to obtain such liquidity on terms that are favorable to us, would have a material adverse effect on our business, results of operations and financial condition. If entities with which we do business are unable to raise capital or access the credit markets, they may be unable to perform their obligations or make payments under agreements we have with them. Defaults by these entities may have an adverse effect on our financial results.

Our generation investment plans may not achieve the desired financial results.

We may expand our generation capacity over the next several years through increasing the generating power of existing plants, the renovation of retired plants owned by us, and the construction or acquisition of new plants. The renovation, development, construction, and acquisition of additional generation capacity involve numerous risks. Any planned power uprates, construction, or renovation could result in cost overruns, lower than expected plant efficiency, and higher operating and other costs. We intend to use a portion of the proceeds received from the sale of an interest in our nuclear business to acquire new plants in regions where we have significant retail and wholesale customer supply operations. Acquired plants may not generate the projected rates of return or sufficiently match generation capacity with retail and wholesale customer supply operations volumes causing an increase in collateral requirements. With respect to the renovation of retired plants or the construction of new plants, we may incur significant sums for preliminary engineering, permitting, legal, and other expenses before it can be established whether a project is feasible, economically attractive, or capable of being financed.

        If we were unable to complete the construction or renovation of a plant, we may not be able to recover our investment in the project. We may also be unable to run any new, acquired or renovated plants as efficiently as projected, which could result in higher-than-projected operating and other costs that adversely affect our financial results. Furthermore, increased energy conservation and use of renewable energy may reduce the value of our nonrenewable generation plants, as well as accelerate the obsolescence of older plants. If we cannot execute our generation investment plans successfully, our business, results of operations and financial condition could be adversely affected.

Changes in the prices of commodities, initial margin requirements, collateral posting asymmetries and types of collateral impact our liquidity requirements.

Our businesses are exposed to market fluctuations in the price and transportation costs of electricity, natural gas, coal, and other commodities. We seek to mitigate the effect of these fluctuations through various hedging strategies, which may require the posting of collateral by both us and our counterparties. Changes in the prices of commodities and initial margin requirements for exchange-traded contracts can affect the amount of collateral that must be posted, depending on the particular position we hold.

        There are certain asymmetries relating to the use of collateral that create liquidity requirements for our Generation and NewEnergy businesses. These asymmetries arise as a result of our actions to be economically hedged as well as market conditions or conventions for conducting business that result in some transactions being collateralized while others are not, including:

  •
  In our NewEnergy business, we generally do not receive collateral under contractual obligations to supply our customers, but we may hedge these transactions through purchases that generally require us to post collateral.

  •
  In our Generation operation, we may have to post collateral on our power sale or fuel purchase contracts.

        As a result, significant changes in the prices of commodities and margin requirements for exchange-traded contracts could require us to post additional collateral from time to time without our counterparties having to post cash collateral to us, which could adversely affect our overall liquidity and ability to finance our operations, which, in turn, could adversely affect our credit ratings. Additionally, posting letters of credit to counterparties to meet collateral requirements adversely impacts our liquidity, while the receipt of letters of credit as collateral does not improve our liquidity.

Our NewEnergy business may incur substantial costs and liabilities and be exposed to price volatility and counterparty performance risk as a result of its participation in the wholesale energy markets.

We purchase and sell power and fuel in markets exposed to significant risks, including price volatility for electricity and fuel and the credit risks of counterparties with which we enter into contracts.

        We use various hedging strategies in an effort to mitigate many of these risks. However, hedging transactions do not guard against all risks and are not always effective, as they are based upon predictions about future market conditions. The inability or failure to effectively hedge assets or fuel or power positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair our future financial results.

        Exposure to electricity price volatility.    We buy and sell electricity in both the wholesale bilateral markets and spot markets, which expose us to the risks of rising and falling prices in those markets, and our cash flows may vary accordingly. At any given time, the wholesale spot market price of electricity for each hour is generally determined by the cost of supplying the next unit of electricity to the market during that hour. This is highly dependent on the regional generation market. In many cases, the next unit of electricity supplied would be supplied from generating stations fueled by fossil fuels, primarily coal, natural gas and oil. Consequently, the open market wholesale price of electricity may reflect the cost of coal, natural gas or oil plus the cost to convert the fuel to electricity and an appropriate return on capital. Therefore, changes in the supply and cost of coal, natural gas and oil may impact the open market wholesale price of electricity.

        A portion of our power generation facilities operates wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which if not fully hedged may affect the volatility of our financial results.

        Exposure to fuel cost volatility.    Currently, our power generation facilities purchase a portion of their fuel through short-term contracts or on the spot market. Fuel prices can be volatile, and the price that can be obtained for power produced from such fuel may not change at the same rate as fuel costs. In addition, new sources of natural gas supplies from domestic shale production, as well as rising liquid natural gas (LNG) exports, could increase the long-term supply of natural gas and create a fundamental and long-lasting decline in natural gas prices. Lower natural gas prices could contribute to a decline in power generation prices that could have an adverse effect on our financial results and cash flows. As a result, fuel price changes may adversely affect our financial results.

        Exposure to counterparty performance.    Our NewEnergy business enters into transactions with numerous third parties (commonly referred to as "counterparties"). In these arrangements, we are exposed to the credit risks of our counterparties and the risk that one or more counterparties may fail to perform under their obligations to make payments or deliver fuel or power. In addition, we enter into various wholesale transactions through Independent System Operators (ISOs). These ISOs are exposed to counterparty credit risks. Any losses relating to counterparty defaults impacting the ISOs are allocated to and borne by all other market participants in the ISO. These risks are exacerbated during periods of commodity price fluctuations. If a counterparty were to default and we were to liquidate all contracts with that entity, our credit loss would include the loss in value of derivative contracts recorded at fair value, the amount owed for settled transactions, and additional payments, if any, that we would have to make to settle unrealized losses on accrual contracts. Defaults by suppliers and other counterparties may adversely affect our financial results.

Reduced liquidity in the markets in which we operate could impair our ability to appropriately manage the risks of our operations.

We are an active participant in energy markets through our competitive energy businesses. The liquidity of regional energy markets is an important factor in our ability to manage risks in these operations. Over the past several years, market participants in the merchant energy business have ended or significantly reduced their activities as a result of several factors, including government investigations, changes in market design, and deteriorating credit quality. As a result, several regional energy markets experienced a significant decline in liquidity, which, in turn, has impacted our ability to enter into certain types of transactions to manage our risks for settlement periods beyond 18 to 24 months. Liquidity in the energy markets can be adversely affected by various factors, including price volatility and the availability of credit. As a result, future reductions in liquidity may restrict our ability to manage our risks and this could impact our financial results.

We often rely on single suppliers and at times on single customers, exposing us to significant financial risks if either should fail to perform their obligations.

We often rely on a single supplier for the provision of fuel, water, and other services required for operation of a facility, and at times, we rely on a single customer or a few customers to purchase all or a significant portion of a facility's output, in some cases under long-term agreements that provide the support for any project debt used to finance the facility. The failure of any one customer or supplier to fulfill its contractual obligations could negatively impact our financial results.

We may not fully hedge our Generation and NewEnergy businesses, or other market positions against changes in commodity prices, and our hedging procedures may not work as planned.

To lower our financial exposure related to commodity price fluctuations, we routinely enter into contracts to hedge a portion of our purchase and sale commitments, weather positions, fuel requirements, inventories of natural gas, coal and other commodities, and competitive supply obligations. As part of this strategy, we routinely utilize fixed-price forward physical purchase and sales contracts, futures, financial swaps, and option contracts traded in the over-the-counter markets or on exchanges. However, we may not cover the entire exposure of our assets or positions to market price volatility, and the coverage will vary over time. Fluctuating commodity prices may negatively impact our financial results to the extent we have unhedged positions.

        In addition, risk management tools and metrics such as economic value at risk, daily value at risk, and stress testing are based on historical price movements. If price movements significantly or persistently deviate from historical behavior, risk limits may not fully protect us from significant losses.

        Our risk management policies and procedures may not always work as planned. As a result of these and other factors, we cannot predict with precision the impact that risk management decisions may have on our financial results.

The use of derivative and nonderivative contracts in the normal course of business could result in financial losses that negatively impact our financial results.

We use derivative instruments such as swaps, options, futures and forwards, as well as nonderivative contracts, to manage our commodity and financial market risks and to engage in trading activities. We could recognize financial losses as a result of volatility in the market values of these contracts or if a counterparty fails to perform.

        In the absence of actively quoted market prices and pricing information from external sources, the valuation of derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts.

        Additionally, the settlement of derivative instruments could reflect a realized value that differs from our reported estimates of fair value.

Inaccurate assumptions and estimates in the models we use could adversely impact our financial results.

We deploy many models to value merchant contracts, derivatives and assets, to dispatch power from our generation plants, and to measure the risks and costs of various transactions and businesses. Also, a significant portion of our business relies on the assumptions underlying the forecasting of customer load, correlations between prices of energy commodities and weather and the creditworthiness of our customers and other third parties. Inaccurate estimates of various business assumptions used in those models could create the mispricing of customer contracts and assets or the incorrect measurement of key risks relating to our portfolios and businesses that could adversely impact our financial results.

Poor market performance will affect our pension plan investments, which may adversely affect our liquidity and financial results.

At December 31, 2009, our qualified pension obligations were approximately $327 million greater than the fair value of our plan assets. The Pension Protection Act requires that we fully fund our obligations by 2015. The performance of the capital markets will affect the value of the assets that are held in trust to satisfy our future obligations under our qualified pension plans. A decline in the market value of those assets or the failure of those assets to earn an adequate return may increase our funding requirements for these obligations, which may adversely affect our liquidity and financial results.

The operation of power generation facilities involves significant risks that could adversely affect our financial results.

We own, operate and have ownership interests in a number of power generation facilities. The operation of power generation facilities involves many risks, including start-up risks, breakdown or failure of equipment, transmission lines, substations or pipelines, use of new technology, the dependence on a specific fuel source, including the transportation of fuel, or the impact of unusual or adverse weather conditions

(including natural disasters such as hurricanes) or environmental compliance, as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties, or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. A portion of our generation facilities were constructed many years ago. Older generating equipment may require significant capital expenditures to keep it operating at peak efficiency. This equipment is also likely to require periodic upgrading and improvement. Breakdown or failure of one of our operating facilities may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

Our Generation business may incur substantial costs and liabilities due to our ownership interest in nuclear generating facilities.

We own substantial interests in nuclear power plants. Operation of these plants exposes us to risks in addition to those that result from owning and operating non-nuclear power generation facilities. These risks include normal operating risks for a nuclear facility and the risks of a nuclear accident.

        Nuclear Operating Risks.    The operation of nuclear generating facilities involves routine operating risks, including:

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  mechanical or structural problems;
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  inadequacy or lapses in maintenance protocols;
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  impairment of reactor operation and safety systems due to human or mechanical error;
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  costs of storage, handling and disposal of nuclear materials, including the availability or unavailability of a permanent repository for spent nuclear fuel;
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  regulatory actions, including shut down of units because of public safety concerns, whether at our plants or other nuclear operators;
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  limitations on the amounts and types of insurance coverage commercially available;
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  uncertainties regarding both technological and financial aspects of decommissioning nuclear generating facilities; and
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  environmental risks, including risks associated with changes in environmental legal requirements.

        Nuclear Accident Risks.    In the event of a nuclear accident, the cost of property damage and other expenses incurred may exceed the insurance coverage available from both private sources and an industry retrospective payment plan. In addition, in the event of an accident at one of our nuclear joint ventures or another participating insured party's nuclear plants, CENG could be assessed retrospective insurance premiums (because all nuclear plant operators contribute to a nationwide catastrophic insurance fund). Uninsured losses or the payment of retrospective insurance premiums could each have a material adverse effect on our financial results.

We are subject to numerous environmental laws and regulations that require capital expenditures, increase our cost of operations and may expose us to environmental liabilities.

We are subject to extensive federal, state, and local environmental statutes, rules, and regulations relating to air quality, water quality, waste management, wildlife protection, the management of natural resources, and the protection of human health and safety that could, among other things, require additional pollution control equipment, limit the use of certain fuels, restrict the output of certain facilities, or otherwise increase costs. Significant capital expenditures, operating and other costs are associated with compliance with environmental requirements, and these expenditures and costs could become even more significant in the future as a result of regulatory changes.

        Examples of potential future regulatory changes include additional regulation of greenhouse gas emissions at the federal, regional, and/or state level, heightened enforcement of new source review requirements, increased regulation of coal combustion by-products, and mandated investment in renewable energy resources. One or more of these changes could increase our compliance and operating costs or require significant commitments of capital.

        We are subject to liability under environmental laws for the costs of remediating environmental contamination. Remediation activities include the cleanup of current facilities and former properties, including manufactured gas plant operations and offsite waste disposal facilities. The remediation costs could be significantly higher than the liabilities recorded by us. Also, our subsidiaries are currently involved in proceedings relating to sites where hazardous substances have been released and may be subject to additional proceedings in the future.

        We are subject to legal proceedings by individuals alleging injury from exposure to hazardous substances and could incur liabilities that may be material to our financial results. Additional proceedings could be filed against us in the future.

        We may also be required to assume environmental liabilities in connection with future acquisitions. As a result, we may be liable for significant environmental remediation costs and other liabilities arising from the operation of acquired facilities, which may adversely affect our financial results.

We, and BGE in particular, are subject to extensive local, state and federal regulation that could affect our operations and costs.

We are subject to regulation by federal and state governmental entities, including the FERC, the NRC, the Maryland PSC and the utility commissions of other states in which we have operations. In addition, changing governmental policies and regulatory actions can have a significant impact on us. Regulations can affect, for example, allowed rates of return, requirements for plant operations, recovery of costs, limitations on dividend payments, and the regulation or re-regulation of wholesale and retail competition.

        BGE's distribution rates are subject to regulation by the Maryland PSC, and such rates are effective until new rates are approved. If the Maryland PSC does not approve adequate new rates, BGE might not be able to recover certain costs it incurs or earn an adequate rate of return. In addition, limited categories of costs are recovered through adjustment charges that are periodically reset to reflect current and projected costs. Inability to recover material costs not included in rates or adjustment clauses, including increases in uncollectible customer accounts that may result from higher gas and electric costs or as a result of Maryland PSC policies or rulings, could have an adverse effect on our, or BGE's, cash flow and financial position.

        Energy legislation enacted in Maryland in June 2006 and April 2007 mandated that the Maryland PSC review Maryland's deregulated electricity market. Although the settlement agreement reached with the State of Maryland in March 2008 terminated certain studies relating to the 1999 deregulation settlement, the State of Maryland is still undertaking a review of the Maryland electric industry and market structure to consider various options for providing standard offer service to residential customers, including re-regulation. We cannot at this time predict the final outcome of this review or how such outcome may affect our, or BGE's financial results, but it could be material.

        We are subject to mandatory reliability standards enacted by the North American Electric Reliability Corporation (NERC) and enforced by the FERC. Compliance with the mandatory reliability standards may subject us to higher operating costs and may result in increased capital expenditures. If we are found to be in noncompliance with the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties.

        Further, federal and/or state regulatory approval may be necessary for us to complete transactions. As part of the regulatory approval process, governmental entities may impose terms and conditions on the transaction or our business that are unfavorable or add significant additional costs to our future operations.

        The regulatory and legislative process may restrict our ability to grow earnings in certain parts of our business, cause delays in or affect business planning and transactions and increase our, or BGE's, costs.

We operate in deregulated segments of the electric and gas industries created by federal and state restructuring initiatives. If competitive restructuring of the electric or gas industries is reversed, discontinued, restricted, or delayed, our business prospects and financial results could be materially adversely affected.

The regulatory environment applicable to the electric and natural gas industries has undergone substantial changes as a result of restructuring initiatives at both the state and federal levels. These initiatives have had a significant impact on the nature of the electric and natural gas industries and the manner in which their participants conduct their businesses. We have targeted the competitive segments of the electric and natural gas industries created by these initiatives.

        Due to recent events in the energy markets, energy companies have been under increased scrutiny by state legislatures, regulatory bodies, capital markets, and credit rating agencies. This increased scrutiny could lead to substantial changes in laws and regulations affecting us, including modifications to the auction processes in competitive markets and new accounting standards that could change the way we are required to record revenues, expenses, assets, and liabilities. Recent proposals in the State of Maryland, relating to the structure of the electric industry in Maryland and various options for re-regulation of the industry are examples of how these laws and regulations can change. Further, additional regulation of the derivatives markets has been proposed recently in the United States Congress and by the Commodity Futures Trading Commission, which could require us to post additional cash collateral and have a material adverse effect on our business. We cannot predict the future development of regulation or legislation in these markets or the ultimate effect that this changing regulatory environment will have on our business.

        If competitive restructuring of the electric and natural gas markets is reversed, discontinued, restricted, or delayed, or if the recent Maryland PSC or legislative proposals are implemented in a manner adverse to us, our business prospects and financial results could be negatively impacted.

Our financial results may be harmed if transportation and transmission availability is limited or unreliable.

We have business operations throughout the United States and internationally. As a result, we depend on transportation and transmission facilities owned and operated by utilities and other energy companies to deliver the electricity, coal, and natural gas we sell to the wholesale and retail markets, as well as the natural gas and coal we purchase to supply some of our generating facilities. If transportation or transmission is disrupted or capacity is inadequate, our ability to sell and deliver products may be hindered. Such disruptions could also hinder our ability to provide electricity, coal, or natural gas to our customers or power plants and may materially adversely affect our financial results.

BGE's electric and gas infrastructure is subject to operational failure and may require significant expenditures to maintain.

Much of BGE's electric and gas operational systems and infrastructure, such as gas mains and pipelines and electric transmission and distribution equipment, has been in service for many years. Older equipment, even if maintained in accordance with good utility practices, is subject to operational failure, including due to events that are beyond BGE's control, and may require significant expenditures to operate efficiently, which could have an adverse effect on our, or BGE's, financial results.

Our NewEnergy business has contractual obligations to certain customers to provide full requirements service, which makes it difficult to predict and plan for load requirements and may result in reduced revenues and increased operating costs to our business.

Our NewEnergy business has contractual obligations to certain customers to supply full requirements service to such customers to satisfy all or a portion of their energy requirements. The uncertainty regarding the amount of load that our NewEnergy business must be prepared to supply to customers may increase our operating costs. The process of estimating the load requirements of our customers has been further complicated by the decreased demand resulting from economic and financial instability since 2008. A significant under- or over-estimation of load requirements could result in our NewEnergy business not having enough power or having too much power to cover its load obligation, in which case it would be required to buy or sell power from or to third parties at prevailing market prices. Those prices may not be favorable and thus could reduce our revenues and/or increase our operating costs and result in the possibility of reduced earnings or incurring losses.

Our financial results may fluctuate on a seasonal and quarterly basis or as a result of severe weather.

Our business is affected by weather conditions. Our overall operating results may fluctuate substantially on a seasonal basis, and the pattern of this fluctuation may change depending on the nature and location of any facility we acquire and the terms of any contract to which we become a party. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities.

        Generally, demand for electricity peaks in winter and summer and demand for gas peaks in the winter. Typically, when winters are warmer than expected and summers are cooler than expected, demand for energy is lower, resulting in less electric and gas consumption than forecasted. Depending on prevailing market prices for electricity and gas, these and other unexpected conditions may reduce our revenues and results of operations. First and third quarter financial results, in particular, are substantially dependent on weather conditions, and may make period comparisons less relevant.

        Severe weather can be destructive, causing outages and/or property damage. This could require us to incur additional costs. Catastrophic weather, such as hurricanes, could impact our or our customers' operating facilities, communication systems and technology. Unfavorable weather conditions may have a material adverse effect on our financial results.

A failure in our operational systems or infrastructure, or those of third parties, may adversely affect our financial results.

Our businesses are dependent upon our operational systems to process a large amount of data and complex transactions. If any of our financial, accounting, or other data processing systems fail or have other significant shortcomings, our financial results could be adversely affected. Our financial results could also be adversely affected if an employee causes our operational systems to fail, either as a result of inadvertent error or by deliberately tampering with or manipulating our operational systems. In addition, dependence upon automated systems may further increase the risk that operational system flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect.

        We may also be subject to disruptions of our operational systems arising from events that are wholly or partially beyond our control (for example, natural disasters, acts of terrorism, epidemics, computer viruses and telecommunications outages). Third party systems on which we rely could also suffer operational system failure. Any of these occurrences could disrupt one or more of our businesses, result in potential liability or reputational damage or otherwise have an adverse affect on our financial results.

Our ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including the effect of increased competition.

We are likely to encounter significant competition for acquisition opportunities that may become available. In addition, we may be unable to identify attractive acquisition opportunities at favorable prices, to secure the financing necessary to undertake them, or to successfully and timely complete and integrate them.

War and threats of terrorism and catastrophic events that could result from terrorism may impact our results of operations in unpredictable ways.

We cannot predict the impact that any future terrorist attacks may have on the energy industry in general and on our business in particular. In addition, any retaliatory military strikes or sustained military campaign may affect our operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets, particularly oil. The possibility alone that infrastructure facilities, such as electric generation, electric and gas transmission and distribution facilities would be direct targets of, or indirect casualties of, an act of terror may affect our operations. Furthermore, terrorist attacks could compromise the physical or cyber security of our facilities, which could adversely affect our ability to manage these facilities effectively.

        Such activity may have an adverse effect on the United States economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our financial results or restrict our future growth. Instability in the financial markets as a result of terrorism or war may affect our stock price and our ability to raise capital.

A downgrade in our credit ratings could negatively affect our ability to access capital and/or operate our wholesale and retail NewEnergy business.

We rely on access to capital markets as a source of liquidity for capital requirements not satisfied by operating cash flows. If any of our credit ratings were to be downgraded, especially below investment grade, our ability to raise capital on favorable terms, including in the commercial paper markets, if available, could be hindered, and our borrowing costs would increase. Additionally, the business prospects of our wholesale and retail NewEnergy business, which in many cases rely on the creditworthiness of Constellation Energy, would be negatively impacted. In this regard, we have certain agreements that contain provisions that would require us to post additional collateral upon a credit rating downgrade. Based on market conditions and contractual obligations at the time of a downgrade, we could be required to post collateral in an amount that exceeds our available liquidity. Some of the factors that affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, and political, legislative, and regulatory events.

We are subject to employee workforce factors that could affect our businesses and financial results.

We are subject to employee workforce factors, including loss or retirement of key executives or other employees, availability of qualified personnel, collective bargaining agreements with union employees, and work stoppage that could affect our financial results. In particular, our competitive energy businesses are dependent, in part, on recruiting and retaining personnel with experience in sophisticated energy transactions and the functioning of complex wholesale markets.

The sale of non-nuclear generation plants pursuant to the put arrangement with EDF may have an adverse effect on our financial results.

We have entered into a put arrangement with EDF that provides us with additional liquidity of up to $2.0 billion by allowing us to exercise an option to require EDF to acquire certain specified non-nuclear generation plants at pre-agreed prices. To the extent we exercise this option, we will no longer own the plants sold to EDF and will not be able to recognize their financial results, which may have an adverse effect on our future financial results. In addition, exercise of the option may adversely impact our relationship with EDF, which could have an adverse impact on our CENG and UNE nuclear joint ventures with EDF. This put arrangement expires on December 31, 2010.

Our ability to develop new nuclear generation could have an effect on our business and financial results.

We are in the forefront of the proposed development of new nuclear generation in the United States through our UNE joint venture. Nuclear generation development projects are large and complex and there have been no new orders for a nuclear plant in the United States since the 1970s. The costs incurred to construct a new nuclear plant would be significant and adequate returns on investment may not be realized for many years, if at all. Feasibility and successful construction of nuclear plants depend on a variety of factors, including receipt of required permits, terms of financing, impact of competing generation and nuclear technologies, materials, labor and nuclear waste disposal costs and regulation of nuclear facilities. These factors could generate higher construction and financial costs, delays, environmental and other liabilities, or an adverse impact to our credit rating. These factors may also lead to a decision not to proceed with the construction of new nuclear facilities, which could have an adverse effect on our business and financial results, including a potential impairment of our investment in UNE.

QuickLinks

  Exhibit 99.1
  PART I
  Item 1. Business
  Overview
  Generation Business
  NewEnergy Business
  Baltimore Gas and Electric Company
  Consolidated Capital Requirements
  Environmental Matters
  Employees
  Item 1A. Risk Factors